Exhibit 21
SUBSIDIARIES OF HEALTH BENEFITS DIRECT CORPORATION
     Health Benefits Direct Corporation’s (“Registrant”) subsidiaries as of July 5, 2006, are listed below.

Subsidiary	Ownership	Jurisdiction

Insurance Specialist Group	100% owned by Registrant	Florida
HBDC II, Inc.	100% owned by Registrant	Delaware
Insurint Corporation	100% owned by Registrant	Delaware
Platinum Partners, LLC	100% owned by HBDC II, Inc.	Florida
Health Benefits Direct II, LLC	100% owned by HBDC II, Inc.	Florida
Health Benefits Direct III, LLC	100% owned by HBDC II, Inc.	Florida